Exhibit 99.01

Special Committee Directors’ Compensation Program

In consideration of the formation of the Special Committee to investigate and review the Company’s historical option practices and the Company’s accounting for its option grants, the Board approved on September 19, 2006, the additional compensation for the director members of the Special Committee:

•    For phone meeting lasting less than 30 minutes, $500.00 per meeting.

•    For meetings lasting 2 hours or less, $1,000.00 per meeting.

•    For meetings lasting more than 2 hours, $1,500.00 per meeting.